Exhibit 10.14

June 23, 2014

Doug Farrar

[Redacted]

Dear Doug:

This letter (the “Agreement”) confirms the details of the separation package offered to you by Coherus Biosciences, Inc. (the “Company”). Kindly sign where indicated below, and return this letter to me no earlier than June 30, 2014 and no later than July 14, 2014 to signify your agreement to the stated terms. This Agreement shall be effective as of the eighth (8th) day following your execution of it without revocation (the “Effective Date”).

You resigned your position as Chief Technical Officer and your employment, and the Company accepted your resignation, effective June 30, 2014 (the “Resignation Date”). Upon your signature of this Agreement, you will be entitled to the separation benefits detailed below.

1. Payment of Accrued Wages and Business Expenses. On the Resignation Date, you will receive payment of all wages accrued through that date, including all accrued, unused Paid Time Off. You will submit all business expenses incurred by you in accordance with the Company’s normal travel and expense policies no later than the Resignation Date, and the Company will promptly reimburse you for all documented and approved expenses. You are entitled to the amounts detailed in this Section 1, regardless whether you sign this Agreement.

2. Consulting Agreement. In exchange for your execution of this Agreement without revocation, you and the Company shall enter into the attached Consulting Agreement, effective as of July 1, 2014. The Consulting Period shall continue through December 31, 2014 (the “Consulting Period”), unless terminated earlier by either you or the Company in accordance with its terms. During the Consulting Period, you shall be available to answer questions and to provide services through your consulting company Flatirons Biotech, Inc. having an address of [Redacted], by telephone and in person, at the Company’s business premises or such other location as the Company may reasonably request, about manufacture and process design, technical matters for all Company products, and related activities including but not limited to supporting development, potential partnering and/or other corporate transactions, and financing matters. You will be available to provide consulting services of up to 40 (forty) hours per week, as requested. You and the Company acknowledge and agree that during the Consulting period, you are an independent contractor. The company will not make deductions for taxes from any Consulting Fees paid and you shall be responsible for self-employment and personal income taxes. As consideration for this Agreement and your consulting services, you shall receive the following payments and benefits:

a)	Through the earlier of December 31, 2014 or the date on which you terminate the Consulting Period or the Company terminates the Consulting Period for cause (as defined in the Consulting Agreement), you shall continue to vest in all outstanding equity awards issued to you prior to the Resignation Date. All equity awards unvested as of December 31, 2014, or such earlier date as the Consulting Period is terminated, shall be cancelled. You shall have the right, through the date that is six (6) months from the termination of the Consulting Period, to exercise all vested equity awards. You agree to execute a 180-day post-initial Public Offering lock up agreement containing customary terms (the “Lock-Up Agreement”). Except as expressly provided herein, your equity rights shall be governed by the terms of the applicable equity Plan, Notice of Grant and equity award agreement. You will not be obligated to sign the Lock-Up Agreement unless and until the Coherus Board of Directors approves the exercise extension referenced in this sub-paragraph (a).

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b)	Through the earlier of December 31, 2014 or the date on which you terminate the Consulting Period or the Company terminates the Consulting Period for cause (as defined in the Consulting Agreement), you will receive consulting payments as set forth in the Consulting Agreement (the “Consulting Payments”).

c)	Your Company-sponsored healthcare benefits will terminate effective June 30, 2014. If you timely elect to continue your healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will reimburse your premiums through the earlier of (i) the last day of the month in which you terminate the Consulting Period or the Company terminates the Consulting Period for cause (as defined in the Consulting Agreement), (ii) June 30, 2015, (iii) until you obtain healthcare coverage through another employer, or (iv) until you are otherwise no longer eligible for COBRA.

3. Release of Claims. You agree not to sue, or otherwise file any claim against, the Company or any of its directors, officers, managers, employees or agents for any reason whatsoever based on anything that has occurred as of the date you sign this Agreement.

a)

On behalf of yourself and your executors, administrators, heirs and assigns, you hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, directors, officers, managers, employees, representatives, agents and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time through the Resignation Date, including, without limiting the generality of the foregoing, any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever your employment by the Company, your resignation of your officer position and your employment separation, including without limitation any and all claims

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arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Family Medical Leave Act; the Age Discrimination in Employment Act (“ADEA”); the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the California Occupational Safety and Health Act; Section 17200 of the California. Business and Professions Code; Claims arising under any other local, state or federal law governing employment; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. Notwithstanding the generality of the foregoing, you do not release any claims that cannot be released as a matter of law, including, without limitation, claims for indemnity under California Labor Code Section 2802 and any policy of insurance carried by the Company, and your right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing administrative Claims of harassment, discrimination or retaliation; provided, however, that you release your right to secure damages as a remedy for any such administrative Claims.

b)	YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

c)	Under the ADEA, you have seven days after signing this Agreement to revoke it. If you wish to revoke this Agreement, you must deliver notice of revocation in writing, no later than 5:00 p.m. Pacific Time on the seventh (7th) day following your execution of this Agreement via email to Matthew R. Hooper, Senior Vice President, General Counsel, [Redacted]. If you revoke this Agreement, it will be null and void in its entirety, and you will not be entitled to the benefits of this Agreement, other than as provided in Section 1, or the Consulting Agreement.

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4. Employee’s Representations. You represent and warrant that:

a)	On or before June 30, 2015, you will return to the Company all Company documents, files and equipment that you have in your possession, with all electronic files (including but not limited to email) intact;

b)	You are not owed wages, commissions, bonuses or other compensation, other than as set forth in this Agreement;

c)	During the course of your employment you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation law;

d)	You have not made any disparaging or negative comments about the Company, its business, services, managers or employees, nor will you do so in the future; and

e)	You have not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will you do so in the future, except as specifically allowed by this Agreement.

6. Maintaining Confidential Information. You will at all times in the future abide by the terms of the Employee Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) executed by you in conjunction with your employment, including but not limited to those provisions that forbid you from disclosing confidential information you acquired while an employee of the Company to any other person or using such information in any manner other than in furtherance of the Company’s interests.

7. Cooperation with the Company. During and after the Consulting Period, you will cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action that has been or may be filed provided, however, that any such request by the Company shall not be unduly burdensome or interfere with your personal schedule or ability to engage in gainful employment.

8. Voluntary and Knowing Agreement. You represent that you have thoroughly read and considered all aspects of this Agreement, that you understand all its provisions and that you are voluntarily accepting its terms.

9. Section 409A. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and which is designated under this Agreement as payable upon your termination of

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employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A of the Code (a “Separation from Service”) and, except as otherwise provided under this paragraph, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following your Separation from Service. Notwithstanding any provision herein to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Agreement shall be paid as otherwise provided herein. To the extent that any reimbursements under this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

10. Entire Agreement; Amendment. This Agreement, the Consulting Agreement and the Confidentiality Agreement set forth the entire agreement between you and the Company and supersede any and all prior oral or written agreements or understandings between you and the Company concerning the terms of your separation. This Agreement may not be altered, amended or modified, except by a further written document signed by you and the Company.

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Please date and sign the enclosed copy of this letter in the places indicated below to signify your agreement, and return that copy to my attention.

Sincerely,

/s/ Dennis M. Lanfear (MRH)
Dennis M. Lanfear
President and Chief Executive Officer

Accepted and agreed to on this 30 day of June 2014.

/s/ Douglas Farrar

Douglas Farrar

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